Exhibit 99

Classic Aviation Products

PRESS RELEASE					September 25, 2001
FOR IMMEDIATE RELEASE

Butler National Corporation (OTCBB - BUKS) - TO DESIGN AND
CERTIFY "AIRCRAFT COCKPIT SHIELD" FOR COMMERCIAL
AIRLINERS

[OLATHE, KANSAS], September 25, 2001, On September 17, 2001,
Butler National Corporation filed a STC application with the FAA for design and approval of an "Aircraft Cockpit Shield" to isolate and protect flight crews of commercial aircraft from unwarranted intrusion or weapons discharge into the cockpit. In addition to a barrier to entry, the Aircraft Cockpit Shield incorporates other security options that enhance the ability of the cockpit crew to respond to in-flight emergencies.

In response to public concerns related to the disasters in New York and Washington, D.C. and Butler's commitment to aviation safety products, Butler National Corporation initiated the design and certification process for an "Aircraft Cockpit Shield".

Butler National's Aircraft Modification Segment is leading the Butler National certification process. The Modification Segment specializes in the structural modification of commercial & business aircraft. This Segment holds over 250 FAA Supplemental Type Certificates ("STC") approving various modifications to aircraft. These modifications are based upon industry needs for many products that include crew member safety escape hatches, flight control safety enhancements, cargo doors, and special mission camera equipment for various aircraft.

As a solution to an airworthiness directive that arose from the TWA 800 tragedy, Butler National, working with Honeywell, recently introduced and is shipping its cost-effective Butler National Transient Suppression Device for Boeing 747 Classic aircraft. The TSD limits the electrical energy entering the fuel tanks through the fuel quantity wiring.

Management Comments:

"The 'Aircraft Cockpit Shield' is our newest addition to our line of Aviation Safety Products and supports our focus on Classic Aviation Products.
The Aircraft Cockpit Shield complements the Butler National Transient Suppression Device and further demonstrates our commitment to aviation safety.

A number of cargo and passenger carriers are assisting Butler National and the FAA with the design, development, and testing of the Aircraft Cockpit Shield. Initial designs will be for the Boeing 737 and the DC-9. We appreciate the industry cooperation.

With the addition of the Aircraft Cockpit Shield, we continue to advance our corporate objective of providing cost-effective solutions to the Classic Aviation marketplace," commented Clark D. Stewart, President of the
Company.


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Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacture and support of systems for "Classic" aircraft including the Butler TSD for the Boeing 747 Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations
Ph   (913) 780-9595
Butler National Corporation
Fax (913) 780-5088
19920 W. 161st Street
Olathe, KS 66062